As filed with the Securities and Exchange Commission on April 25, 2011.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

1st Source Corporation
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation)
35-1068133
(I.R.S. Employer Identification No.)
100 North Michigan Street, South Bend, Indiana 46601 (574) 235-2000
(Address of Principal Executive Offices)

1st Source Corporation 1982 Executive Incentive Plan
(Full Title of Plan)

John B. Griffith, Esquire
General Counsel
1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
(574) 235-2000
(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Eric R. Moy, Esquire Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7298

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	❒	Accelerated filer	☒
Non-accelerated filer (Do not check if a smaller reporting company)	❒	Smaller reporting company	❒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	100,000 shares	$20.60	$2,060,000	$239.17

(1)
Any additional shares of Common Stock of 1st Source Corporation to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).

(2)
Calculated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of the Common Stock of 1st Source Corporation as reported on the NASDAQ Global Select Market on April 20, 2011, which date is within five (5) business days prior to the filing of this Registration Statement.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933 to register 100,000 additional shares of the Common Stock of 1st Source Corporation (the “Company”) under the 1st Source Corporation 1982 Executive Incentive Plan, as amended by the Board of Directors on February 2, 2011, and approved by the shareholders on April 21, 2011 (the “Plan”). This Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-8 filed on December 6, 2002 (File No. 333-101710).

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents By Reference

The following documents filed with the Commission by 1st Source Corporation (the “Company”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

•	The Company’s Current Report on Form 8-K filed on March 9, 2011.

•	The Company’s Current Report on Form 8-K filed on April 21, 2011.

•
The information set forth under the caption “Description of Registrant’s Securities to be Registered” in the registrant’s Registration Statement on Form S-2, Reg. No. 33-9087, dated December 16, 1986, including any amendments or reports filed for the purpose of updating that description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is an Indiana corporation. The Company’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation, as amended, against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Company’s Articles of Incorporation, as amended, provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation, as amended, also provide that any director or officer of the Company or any person who is serving at the request of the Company as a director or officer of another entity shall be indemnified and held harmless by the Company to the same extent as the Company’s directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding, including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. The Company’s Articles of Incorporation, as amended, also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Company’s Articles of Incorporation also provide that the Company has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

The Company’s By-Laws authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation, as amended. The Company currently maintains such insurance.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1
Articles of Incorporation of 1st Source Corporation, as amended April 30, 1996 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996, filed on February 28, 1997)

4.2	By-Laws of 1st Source Corporation, as amended as of July 30, 2009, (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 31, 2009)
4.3
1st Source Corporation 1982 Executive Incentive Plan (incorporated by reference to Exhibit B to the Definitive Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders, filed on March 14, 2011)

5.1*	Opinion of Barnes & Thornburg LLP
23.1*	Consent of Ernst & Young LLP
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
24.1*	Limited Power of Attorney
* Filed herewith

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, State of Indiana, on April 25, 2011.

1st Source Corporation

By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)		DATE

/s/ Christopher J. Murphy III	Chairman, President and Chief Executive Officer and Director	)	April 25, 2011
Christopher J. Murphy III		)
)
/s/ Larry E. Lentych	Treasurer, Chief Financial Officer and Principal Accounting Officer	)	April 25, 2011
Larry E. Lentych		)
)
/s/ Allison N. Egidi	Director	)	April 25, 2011
Allison N. Egidi		)
)
/s/ Daniel B. Fitzpatrick	Director	)	April 25, 2011
Daniel B. Fitzpatrick		)
)
/s/ Lawrence E. Hiler	Director	)	April 25, 2011
Lawrence E. Hiler		)
)
/s/ William P. Johnson	Director	)	April 25, 2011
William P. Johnson		)
)
/s/ Wellington D. Jones III	Director	)	April 25, 2011
Wellington D. Jones III		)
)
/s/ Craig A. Kapson	Director	)	April 25, 2011
Craig A. Kapson		)
)
/s/ Najeeb A. Khan	Director	)	April 25, 2011
Najeeb A. Khan		)
)
/s/ Rex Martin	Director	)	April 25, 2011
Rex Martin		)
)
/s/ Christopher J. Murphy IV	Director	)	April 25, 2011
Christopher J. Murphy IV		)
)
/s/ Timothy K. Ozark	Director	)	April 25, 2011
Timothy K. Ozark		)
)
/s/ John T. Phair	Director	)	April 25, 2011
John T. Phair		)
)
/s/ Mark D. Schwabero	Director	)	April 25, 2011
Mark D. Schwabero		)

EXHIBIT INDEX

Exhibit No.	Description
4.1
Articles of Incorporation of 1st Source Corporation, as amended April 30, 1996 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996, filed on February 28, 1997)

4.2	By-Laws of 1st Source Corporation, as amended as of July 30, 2009, (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 31, 2009)
4.3
1st Source Corporation 1982 Executive Incentive Plan (incorporated by reference to Exhibit B to the Definitive Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders, filed on March 14, 2011)

5.1*	Opinion of Barnes & Thornburg LLP
23.1*	Consent of Ernst & Young LLP
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
24.1*	Limited Power of Attorney
* Filed herewith.

E-1